EXHIBIT 5.1

May 16, 2016

ITT Inc.
1133 Westchester Avenue
White Plains, NY 10604

Ladies and Gentlemen:

We have acted as special Indiana counsel to ITT Inc., an Indiana corporation (the “Company”), in connection with its filing with the United States Securities and Exchange Commission (the “Commission”) of Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-8 filed by ITT Corporation, an Indiana corporation and the former publicly-traded parent of the Company (the “Predecessor”) with the Commission on October 28, 2011 (File No. 333-177604) (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Company is filing the Post-Effective Amendment as the successor registrant to the Predecessor in connection with the reorganization of the Predecessor into a new holding company structure in accordance with Section 23-1-40-9 of the Indiana Code (the “Reorganization”). The Registration Statement relates to the registration by the Company, as successor issuer to the Predecessor, of up to 24,648,649 shares (as adjusted for the 2011 reverse stock split and anti-dilution adjustments pursuant to the Plan (as hereafter defined) relating to the 2011 spin-off transaction) of the Company’s common stock, par value $1.00 per share (the “Shares”), authorized for issuance pursuant to the ITT 2011 Omnibus Incentive Plan effective October 31, 2011, as amended (the “Plan”), which has been assumed by the Company in connection with the Reorganization.

We have examined the originals or copies, certified or otherwise, identified to our satisfaction of (a) the Registration Statement and the Post-Effective Amendment, (b) the Plan and (c) such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In our review, we have assumed (i) the genuineness of all signatures on original documents, (ii) the conformity to original documents of all copies submitted to us, (iii) the accuracy and completeness of all corporate and public documents and records made available to us, and (iv) the legal capacity of all individuals who have executed any of such documents.

Based upon the foregoing, we are of the opinion that the Shares registered for issuance under the Plan have been duly authorized and, when the Post-Effective Amendment shall have become effective and such Shares have been issued in accordance with the Plan, such Shares will be validly issued, fully paid and nonassessable.

This opinion letter is limited to the current internal laws of the State of Indiana (without giving any effect to the conflict of law principles thereof) and we have not considered, and express no opinion on, the laws of any other jurisdiction. This opinion letter is dated and speaks as of the date of delivery. We have no obligation to advise you or any third parties of changes in law or fact that may hereafter come to our attention, even though legal analysis or legal conclusions contained in this opinion letter may be affected by such changes. This opinion is furnished to you in support of the Registration Statement as amended by the Post-Effective Amendment and is not to be used, circulated, quoted or otherwise referred to for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment referred to above. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ BARNES & THORNBURG LLP